Exhibit 8.2

Porter Wright

Morris & Arthur LLP

41 South High Street

Suites 2800-3200

Columbus, Ohio 43215-6194

Fax: 614.227.2100

Toll free: 800.533.2794

www.porterwright.com

CHICAGO

Cincinnati

Cleveland

Columbus

Dayton

Naples

PITTSBURGH

Washington, DC

March 15, 2019

Inuvo, Inc.

500 President Clinton Avenue, Suite 300

Little Rock, Arkansas 72201

Ladies and Gentlemen:

We are acting as counsel to Inuvo, Inc., a Nevada corporation (“Inuvo”), in connection with the registration statement filed by ConversionPoint Holdings, Inc., a Delaware corporation (“Parent”), on Form S-4 (File No. 333- 228857) (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of common shares, par value US$0.0001 per share of Parent issuable (i) to the holders of common stock, par value US$0.0001 per share, of ConversionPoint, Technologies Inc., a Delaware corporation (“CPT”), in a proposed merger of CPT Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, with and into CPT with CPT surviving the merger (the “CPT Merger”) and (ii) to the holders of common stock, par value US$0.0001 per share, of Inuvo in a proposed merger of CPT Cigar Merger Sub, Inc., a Nevada corporation and a direct wholly-owned subsidiary of Parent, with and into Inuvo with Inuvo surviving the merger (the “Inuvo Merger” and, together with the CPT Merger, the “Mergers”). As a result of the Mergers, CPT and Inuvo will become direct wholly-owned subsidiaries of Parent. At your request, and in connection with the filing of the Registration Statement, we are rendering our opinion concerning certain United States federal income tax matters.

For purposes of this opinion, we have examined and relied upon the Registration Statement; a copy of the Agreement and Plan of Merger, dated as of November 2, 2018, as amended, as annexed to the joint proxy statement/prospectus forming a part of the Registration Statement (the “Agreement”); the representation letters to us from officers of Parent, CPT and Inuvo dated the date hereof (the “Letters”), which we assume are and will continue to be correct without regard to any qualification as to knowledge, intention or belief; and any other documents as we have deemed necessary or appropriate, and we have assumed with your consent the following:

- the representations contained in the Registration Statement, the Agreement, the Letters and any other documents we reviewed will be true, correct and complete as of the effective time of the Mergers and thereafter (where relevant);

March 15, 2019

- any and all obligations, covenants and agreements imposed by the Registration Statement, the Agreement and any other documents we reviewed have been or will be performed or satisfied in accordance with their terms; and

- the Mergers, each at their respective effective times, will be consummated pursuant to and in accordance with the terms of the Agreement in accordance with the applicable provisions of the Nevada Revised Statutes and the Delaware General Corporation Law and in the manner described in the Registration Statement.

If any of the above described assumptions is untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement, the Registration Statement, or the Letters, this opinion may be adversely affected. We have not undertaken any independent investigation or verification of any factual matter set forth in any of the foregoing.

Based upon the foregoing and our consideration of any other matters of fact or law as we have deemed necessary or appropriate, it is our opinion that the CPT Merger and the Inuvo Merger, taken together, along with the financing described in the Registration Statement and completed as described in the Registration Statement (the “Financing”), will qualify as an “exchange” described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, subject to the limitations, qualifications, exceptions and assumptions set forth therein, the discussion in the section of the Form S-4 entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES”, constitutes our opinion under current law of the material United States federal income tax consequences of the Mergers (in combination with the Financing) in all material respects.

This opinion is limited to and based on the United States federal income tax law. We do not purport to express any opinion as to any other consequences (including any applicable state, local or foreign tax consequences) or the effectiveness of the Mergers.

Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Mergers and related transactions, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth.

It should be noted that no ruling has been sought from the Internal Revenue Service with respect to the federal income tax consequences of the Mergers. This opinion expresses our best judgment regarding the matters discussed herein and is not binding on the Internal Revenue Service, any other tax authority, or any court. No assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately be sustained by a court.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under the heading “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

March 15, 2019

This opinion is expressed and effective as of the date of the Registration Statement, is addressed only to the addressee listed above, and we are under no obligation to supplement, update or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date of the Registration Statement or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Porter, Wright, Morris & Arthur LLP
Porter, Wright, Morris & Arthur LLP